Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-289759 and No. 333-276376) of SunPower Inc. of our report dated January 9, 2026, relating to the financial statements of Sunder Energy LLC (the Company), which appears in this Form 8-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Atlanta, GA

January 9, 2026